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                                                                 EXHIBIT 10.27


Description of Executive Bonus Arrangement

        The Company's Compensation Committee has approved an informal bonus arrangement for the Company's Executive Officers effective through fiscal 1997. If the Company meets certain quarterly earnings per share performance targets, the Company's Executive Officers are paid bonus amounts that have been established by the Compensation Committee. To the extent that the Company exceeds the quarterly performance target, the Executive Officers' bonus payments are increased at the same percentage rate as the percentage rate at which the Company exceeded its earnings per share target, except that such over-bonus payment percentage will not exceed 30% of over-target profit.